CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled "New Afton 43-101 Independent Technical Report" dated April, 2007, as revised June, 2007 (the "Technical Report"), I, David W. Rennie, do hereby certify that:

1.

I am employed as a Consulting Geological Engineer by:

Scott Wilson Roscoe Postle Associates Inc.
Suite 388, 1130 W. Fender St.
Vancouver, BC, Canada

2.

I graduated with a Bachelor of Applied Science degree (Geological Engineering) from the University of British Columbia in 1979.

3.

I am registered as a Professional Engineer in the Province of British Columbia (Reg. No. 13572). I have worked as a geological engineer for more than 28 years since my graduation from undergraduate university.

4.

I have read the definition of "Qualified Person" set out in National instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of Nl 43-101.

5.

I am responsible for the preparation of Sections 3.3, 8-17,19.1-19.9, 21.3 and 22.2 of the Technical Report, as well as information relating to areas of responsibility in Sections 25.6 to 25.8 of the Technical Report.

6.

I have had no prior involvement with the property that is the subject of the Technical Report, or with New Gold Inc. ("New Gold").

7.

I visited the New Afton property on April 19 and 20, 2006.

8.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

9.

I am independent of New Gold applying all the tests in section 1.5 of NI 43-101.

10.

I have read NI 43-101 and Form 43-101 F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 15th day of April, 2009.

/s/ David Rennie
David W. Rennie